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                                                                 EXHIBIT 3.1


                       CERTIFICATE AMENDING AND RESTATING
                        THE ARTICLES OF INCORPORATION OF
                               NEWMARK HOMES CORP.


         The undersigned, being the President and Secretary of Newmark Homes Corp., a Nevada corporation (the "Corporation"), do hereby certify:

         1. That the board of directors of the Corporation, by unanimous written consent, adopted a resolution to amend and restate the Articles of Incorporation of the Corporation, as amended, as set forth in this Certificate.

         2. That the sole stockholder of the Corporation consented to and approved, by written consent, the following amendments to the Articles of Incorporation of the Corporation.

         3. The Articles of Incorporation of the Corporation are hereby amended and restated as follows:

                       "RESTATED ARTICLES OF INCORPORATION
                                       OF
                               NEWMARK HOMES CORP.


                                    ARTICLE I
                                      NAME

         The name of the corporation is NEWMARK HOMES CORP. (hereinafter referred to as the "Corporation").

                                   ARTICLE II
                                    PURPOSE

         The name of the business of the Corporation and the purposes for which it is organized are to engage in any business and lawful act or activity.

                                   ARTICLE III
                                     CAPITAL

         Section 1. Number and Par Value of Shares. The Corporation is authorized to issue two classes of capital stock, to be designated "Common Stock" and "Preferred Stock," respectively. The

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number of shares of Common Stock authorized to be issued is Thirty Million
(30,000,000), par value $0.01 per share, and the number of shares of Preferred Stock authorized to be issued is Three Million (3,000,000), par value of $0.01 per share.

                  The Board of Directors of the Corporation (the "Board of Directors") is expressly authorized, at any time and from time to time, to fix, by resolution or resolutions, the following provisions for shares of any class or classes of Preferred Stock of the Corporation or any series of any class of Preferred Stock:

                           (a) the designation of such class or series, the
                  number of shares to constitute such class or series and the stated value thereof if different from the par value thereof;

                           (b) whether the shares of such class or series shall
                  have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may
                  (i) be general or limited, (ii) subject to applicable law or regulation, including, without limitation, the rules of any securities exchange on which securities of any class of the Corporation may be listed, permit more than one vote per share, or (iii) vary among stockholders of the same class based upon such factors as the Board of Directors may determine including, without limitation, the size of a stockholder's position and/or the length of time with respect to which such position has been held;

                           (c) the dividends, if any, payable on such class or
                  series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of the same class;

                           (d) whether the shares of such class or series shall
                  be subject to redemption by the Corporation and, if so, the times, prices and other conditions of such redemption;

                           (e) the amount or amounts payable upon shares of such
                  series upon, and the rights of the holders of such class or series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

                           (f) whether the shares of such class or series shall
                  be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such


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                  class or series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

                           (g) whether the shares of such class or series shall
                  be convertible into, or exchangeable for, shares of stock of any other class or any other series of the same class or any other securities (including Common Stock) and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

                           (h) the limitations and restrictions, if any, to be
                  effective while any shares of such class or series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of stock of any other class or any other series of the same class;

                           (i) the conditions or restrictions, if any, upon the
                  creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such class or series or of any other series of the same class or of any other class;

                           (j) the ranking (be it pari passu, junior or senior)
                  of each class or series vis-a-vis any other class or series of any class of Preferred Stock as to the payment of dividends, the distribution of assets and all other matters; and

                           (k) any other powers, preferences and relative,
                  participating, optional and other special rights, and any qualifications, limitations and restrictions thereof, insofar as they are not inconsistent with the provisions of these Restated Articles of Incorporation, to the full extent permitted in accordance with the laws of the State of Nevada.

         Section 2. Assessment of Shares. The capital stock of the Corporation, after the amount of the par value has been paid, is not subject to assessment to pay the debts of the Corporation and no stock issued as fully paid up may ever be assessed, and the Restated Articles of Incorporation cannot be amended in this respect.

         Section 3. Cumulative Voting. Cumulative voting by any shareholder is denied.

         Section 4. Denial of Preemptive Rights. No shareholder shall, by reason of holding shares of any class of stock, have any preemptive or preferential right to purchase or subscribe for any


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shares of any class of stock now or hereafter authorized or any notes, debentures or bonds convertible into or carrying options or warrants to purchase shares of any class of stock now or hereafter authorized, whether or not the issuance of any shares, notes, debentures or bonds would adversely affect the dividend or voting rights of the shareholder.

                                   ARTICLE IV
                                 GOVERNING BOARD

         The members of the governing board shall be known as directors and the number thereof shall be not less than one (1) nor more than ten (10). The number of directors may be increased or decreased within the limit above specified from time to time by resolution of the Board; provided, however, that no decrease in the number of directors constituting the Board shall shorten the term of any incumbent director, unless such director is removed in accordance with the provisions of Section 3 of Article V.

                                   ARTICLE V
                                   MANAGEMENT

         For the management of the business and for the conduct of the affairs of the Corporation, and in further creation, definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders, it is further provided:

         Section 1. Newly Created Directorships and Vacancies. Newly created directorships resulting from any increase in the number of directors and any vacancies on the Board resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board.

         Section 2. Bylaw Amendments. The Board shall have power to make, alter, amend and repeal the bylaws. Any bylaws made by the Board under the powers conferred hereby may be altered, amended or repealed by the directors or by the stockholders.

         Section 3. Removal of Directors. Any director, or the entire Board, may be removed from office at any time with or without cause only by the affirmative vote of the holders of not less than two-thirds of all of the then outstanding shares of the Common Stock; provided that any director elected by the holders of any class or series of shares entitled to elect one or more directors, may be removed by the vote of stockholders representing not less than two-thirds of the voting power of such class or series of shares.

                                   ARTICLE VI
                       DIRECTORS' AND OFFICERS' LIABILITY

         No director or officer of the Corporation will be liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, excepting only (a) acts or omissions


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which involve intentional misconduct, fraud or a knowing violation of law, or
(b) the payment of dividends in violation of Nevada Revised Statutes Section
78.300. No amendment or repeal of this Article VI applies to or has any effect on the liability or alleged liability of any Director or officer of this Corporation for or with respect to any acts or omissions of the Director or officer occurring prior to the amendment or repeal, except as otherwise required by law.
                                   ARTICLE VII
                       CERTAIN CONTRACTS AND TRANSACTIONS

         The Corporation shall have authority, to the fullest extent now or hereafter permitted by the law of the State of Nevada or by any other applicable law, to enter into any contract or transaction with one or more of its directors or officers, or with any corporation, partnership, joint venture, trust,

                                  ARTICLE VIII
                                    INDEMNITY

         The Corporation shall indemnify, to the fullest extent permitted by the laws of the State of Nevada as from time to time may be in effect, any person against all liability and expense (including attorneys' fees, judgment, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) incurred by reason of the fact that he is or was a director or officer of the Corporation, or, he is or was serving at the request of the Corporation as a director, officer, partner or trustee of, or in any similar managerial or fiduciary position of, or as an employee or agent of another corporation, partnership, joint venture, trust, association or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity. Expenses (including attorneys' fees) incurred in defending any action, suit, or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding to the full extent and under the circumstances permitted by the laws of the State of Nevada. The right to indemnification conferred upon such persons by this Article VII shall be a contract right. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the Corporation against any liability asserted against and incurred by such person in any such capacity or arising out of such person's position, whether or not the Corporation would have the power to indemnify against such liability under the provisions of this Article VII. The indemnification provided by this
Article VII shall not be deemed exclusive of any other rights to which those indemnified may be entitled under these Restated Articles of Incorporation, any bylaw, agreement, vote or stockholders or disinterested directors, statute, or otherwise, and shall inure to the benefit of their heirs, executors, and administrators. The provisions of this Article VII shall not be deemed to preclude the Corporation from indemnifying other persons from similar or other expenses and liabilities as the Board of Directors or the stockholders may determine in a specific instance or by resolution of general application.

         Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of these Articles of Incorporation or bylaws or of any statute inconsistent with this Article VII, shall eliminate or reduce the effect of this
Article VII, in respect of any acts or omissions occurring prior to such amendment, repeal or adoption of an inconsistent provision.



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association, or other entity in which one or more of its directors or officers are directors or officers, or have a financial interest, notwithstanding such relationships and notwithstanding the fact that the director or officer is present at or participates in the meeting of the Board or committee thereof which authorizes the contract or transaction.

         These Restated Articles of Incorporation correctly set forth the Articles of Incorporation as heretofore amended, and supersede the original Articles of Incorporation and all amendments to the original Articles of Incorporation.

         Dated: ________ ___, 1998


                                        By:____________________________________
                                           Lonnie M. Fedrick, President


                                        By:____________________________________
                                           Cathryn L. Porter, Secretary


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STATE OF TEXAS                      )
                                    ) ss.
COUNTY OF HARRIS                    )

         On this ____ day of __________, 1998, personally appeared before me, a notary public, Lonnie M. Fedrick as President of Newmark Homes Corp., personally known (or proved) to me to be the person whose name is subscribed to the above instrument who acknowledge that he executed the instrument.




                                        ------------------------------------
                                                    Notary Public


STATE OF TEXAS                      )
                                    ) ss.
COUNTY OF HARRIS                    )

         On this ____ day of __________, 1998, personally appeared before me, a notary public, Cathryn L. Porter as Secretary of Newmark Homes Corp., personally known (or proved) to me to be the person whose name is subscribed to the above instrument who acknowledge that he executed the instrument.




                                        ------------------------------------
                                                    Notary Public




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